SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G/A
                                  Amendment No. 4


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)



                        American Electric Technologies, Inc.
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                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    025576109
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                 December 31, 2018
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             (Date of Event Which Requires Filing of this Statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

          [X]  Rule 13d-1(b)

          [_]  Rule 13d-1(c)

          [_]  Rule 13d-1(d)


1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Tieton Capital Management	 	20-2956186

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
      (a)  [_]
      (b)  [_]

3.   SEC USE ONLY


4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Washington

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     623,218

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     623,218

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     623,218

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
        [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     6.9%

12.  TYPE OF REPORTING PERSON

     IA

Item 1(a).  Name of Issuer:

            American Electric Technologies, Inc.
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Item 1(b).  Address of Issuer's Principal Executive Offices:

            6575 West Loop South, Suite 500
            Bellaire, TX 77401
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Item 2(a).  Name of Person Filing:

            Tieton Capital Management
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Item 2(b).  Address of Principal Business Office, or if None, Residence:

            Tieton Capital Management
            4700 Tieton Drive, Suite C
            Yakima, WA 98908
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Item 2(c).  Citizenship:

            Tieton Capital Management - Washington Limited Liability Corp.
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Item 2(d).  Title of Class of Securities:

            Common Stock
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Item 2(e).  CUSIP Number:

            025576109
            --------------------------------------------------------------------

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

     (a)  [_]  Broker or dealer registered under Section 15 of the Exchange Act.

     (b)  [_]  Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c)  [_]  Insurance  company as defined in Section 3(a)(19) of the Exchange
               Act.

     (d) [_] Investment company registered under Section 8 of the Investment Company Act.

     (e)  [X]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j)  [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.  Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a) Amount beneficially owned:

         Tieton Capital Management - 623,218 shares
         -----------------------------------------------------------------------

     (b) Percent of class:

         Tieton Capital Management - 6.9%
         -----------------------------------------------------------------------

     (c) Number of shares as to which such person has:

         (i)   Sole power to vote or to direct the vote

               Tieton Capital Management - 0
               -----------------------------------------------------------------

         (ii)  Shared power to vote or to direct the vote

               Tieton Capital Management - 623,218
               -----------------------------------------------------------------

         (iii) Sole power to dispose or to direct the disposition of

               Tieton Capital Management - 0
               -----------------------------------------------------------------

          (iv) Shared power to dispose or to direct the disposition of

               Tieton Capital Management - 623,218
               -----------------------------------------------------------------

Item 5.  Ownership of Five Percent or Less of a Class.

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following [ ].
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Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

         Tieton Capital Management is a registered investment adviser whose clients have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares.
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Item 7.  Identification and classification of the subsidiary Which acquired the
         Security being reported on by the parent holding company or control person.

         Not applicable
         -----------------------------------------------------------------------

Item 8.  Identification  and  Classification  of Members of the Group.

         Not applicable
         -----------------------------------------------------------------------

Item 9.  Notice of Dissolution of Group.

         Not applicable
         -----------------------------------------------------------------------

Item 10. Certifications.

     By signing below the Reporting Persons certify that, to the best of their knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                        January 23, 2019

                                        Tieton Capital Management

                                        By:  /s/ William J. Dezellem, CFA

                                        Name:  William J. Dezellem, CFA
                                        Title: Chief Investment Officer &
                                               President